Tesco Corporation Reports Q4 2009 and 2009 Results

For Immediate Release
Trading Symbol:
“TESO” on NASDAQ
February 25, 2010

Houston, Texas--Tesco Corporation (“TESCO” or the “Company”) today reported a net loss for the quarter ended December 31, 2009 of $9.0 million, or $0.24 per diluted share. This compares to net income of $9.7 million, or $0.26 per diluted share, for the fourth quarter of 2008, and net income of $0.4 million, or $0.01 per diluted share, for the third quarter of 2009. The current quarter includes pre-tax charges of $14.4 million in non-cash inventory adjustments, $1.8 million for the impairment of fixed assets held for sale, $2.6 million for litigation reserve costs and $0.5 million in severance costs.  Partially offsetting these charges is a $1.3 million gain on the sale of a facility in Canada.  Without these items, the Company would have reported net income of $3.2 million, or $0.08 per diluted share, for the fourth quarter of 2009.

Revenue was $85.3 million for the quarter ended December 31, 2009, compared to revenue of $139.4 million for the comparable period in 2008 and $72.6 million for the third quarter of 2009.

Summary of Results (a) (in millions of U.S. $, except per share amounts) U.S. GAAP—Unaudited
	Quarter 4		Quarter 3	Year Ended December 31
	2009	2008	2009	2009	2008
			(restated)
Revenue	$85.3	$139.4	$72.6	$356.5	$534.9

Operating (Loss) Income	$(13.9)	$17.1	$2.4	$(14.8)	$74.8

Net (Loss) Income	$(9.0)	$9.7	$0.4	$(5.3)	$49.9

(Loss) Earnings per Share (diluted)	$(0.24)	$0.26	$0.01	$(0.14)	$1.32

Adjusted EBITDA (b) (as defined)	$12.9	$27.5	$10.5	$42.4	$114.5

(a)	Adjusted. See Explanatory Note on page 6
(b)	See explanation of Non-GAAP measure on page 8

Commentary

Julio Quintana, TESCO’s Chief Executive Officer, commented “2009 was a difficult year for our industry, particularly in North America.  However, TESCO weathered the storm and continued to strengthen our Company and our balance sheet.  In fact, we improved our net debt position by over $60 million from a year ago and TESCO is debt-free today.  In addition, we continued to focus on growing our international business during the year.  Our top drive business is more efficient today versus a year ago. Our proprietary tubular services business has grown throughout the downturn and CASING DRILLING™ has advanced in the offshore arena over the last twelve months.  I believe that the recent improvement in the market is holding and that 2010 should be better than the second half of 2009. With the support of our dedicated employee base, our strong balance sheet and our innovative offerings, I believe we are well positioned for 2010.”

Segment Information (a) (in millions of U.S. $) Unaudited
	Quarter 4		Quarter 3	Year Ended December 31
	2009	2008	2009	2009	2008
Revenue:			(restated)
Top Drives:
Sales	$20.5	$43.1	$14.4	$91.4	$164.1
Rental Services	22.2	29.8	20.0	83.9	112.0
Aftermarket Sales and Service	11.1	17.1	10.8	49.6	65.3
	53.8	90.0	45.2	224.9	341.4
Tubular Services :
Conventional	4.7	16.8	4.0	22.9	79.4
Proprietary	24.4	26.2	20.3	95.4	87.1
	29.1	43.0	24.3	118.3	166.5

CASING DRILLINGTM	2.4	6.4	3.1	13.3	27.0
Total Revenue	$85.3	$139.4	$72.6	$356.5	$534.9

Operating Income (Loss):
Top Drives	$8.4	$24.6	$14.1	$49.5	$106.8
Tubular Services	(2.0)	5.4	(1.4)	(2.9)	22.5
CASING DRILLINGTM	(11.7)	(3.4)	(3.1)	(21.0)	(12.6)
Research and Engineering	(0.9)	(2.9)	(2.1)	(7.4)	(11.0)
Corporate/Other	(7.7)	(6.6)	(5.1)	(33.0)	(30.9)
Total Operating Income (Loss)	$(13.9)	$17.1	$2.4	$(14.8)	$74.8

(a)	Adjusted. See Explanatory Note on page 6.

Q4 2009 Financial and Operating Highlights

Top Drives Segment

●
Revenue from the Top Drive segment for Q4 2009 was $53.8 million, up 19% from revenue of $45.2 million in Q3 2009, primarily due to an increase in the number of Top Drive units sold during the current quarter.  Revenue for Q4 2008 was $90.0 million.

●
Top Drive sales for Q4 2009 included 17 units (11 new and 6 from the rental fleet), compared to 13 units (10 new and 3 from the rental fleet) sold in Q3 2009 and a record 38 units sold in Q4 2008 (37 new and 1 from the rental fleet).

●
At December 31, 2009, Top Drive backlog was 11 units, with a total value of $16.1 million, versus 3 units at September 30, 2009, with a total value of $4.8 million. This compares to a backlog of 65 units at December 31, 2008 with a total value of $56.9 million.

●
Operating days for the Top Drive rental fleet increased to 5,422 for Q4 2009 from 4,441 in Q3 2009 but were down compared to 5,808 in Q4 2008.  The improvement from Q3 2009 was primarily due to a recovery in rental activity throughout our operating units, particularly in North America and Latin America.

●	Revenue from after-market sales and service for Q4 2009 was $11.1 million, up 3% from revenue of $10.8 million in Q3 2009 and down 35% from revenue of $17.1 in Q4 2008.
●
Our Top Drive operating margins were 16% in Q4 2009 compared to 31% and 27% in Q3 2009 and Q4 2008, respectively.  The margin decrease compared to Q3 2009 is primarily due to a $5.4 million inventory adjustment and a $2.6 million accrual for litigation reserves recorded during Q4, partially offset by a $1.3 million gain on the sale of a facility in Canada.

Tubular Services Segment

●
Revenue from the Tubular Services segment for Q4 2009 was $29.1 million, up 20% from revenue of $24.3 million in Q3 2009.  Revenue was $43.0 million in Q4 2008.  Revenue increased from Q3 in both our conventional and proprietary businesses as the active rig count increased during the fourth quarter. Proprietary revenue improved compared to Q3 2009 primarily due to an increase in MCLRS revenue during the current quarter.  We performed a record total of 767 proprietary casing running jobs in Q4 2009 compared to 683 in Q3 2009 and 540 in Q4 2008.  We remain focused on converting the market to running casing with our proprietary CDS™ technology.

●
Operating Loss in the Tubular Services segment for Q4 2009 was $2.0 million, compared to a loss of $1.4 million in Q3 2009 and income of $5.4 million in Q4 2008. Operating results for Q4 2009 were unfavorably impacted by a $2.0 million inventory adjustment in this segment.

CASING DRILLINGTM Segment

●
CASING DRILLINGTM revenue in Q4 2009 was $2.4 million compared to $3.1 million in Q3 2009 and $6.4 million in Q4 2008.  This decrease from Q3 2009 was primarily due to lower project activity in the Asia Pacific region.

●
Operating Loss in our CASING DRILLINGTM segment for Q4 2009 was $11.7 million, compared to $3.1 million in Q3 2009 and $3.4 million in Q4 2008.  Q4 2009 operating loss included an inventory adjustment of $7.0 million and a $1.8 million impairment charge on assets held for sale.

Other Segments and Expenses

●
Corporate costs for Q4 2009 were $7.7 million, compared to $5.1 million for Q3 2009 and $6.6 million in Q4 2008. The increase from Q3 2009 was primarily due to a $0.4 million increase in legal costs and a $0.6 million increase in compensation costs.  During Q3 2009, we recognized a reversal of $0.9 million of non-cash stock compensation expense associated with performance stock awards.  Total Selling, General and Administrative costs in Q4 2009 were $9.8 million compared to $6.8 million in Q3 2009 and $11.2 million in Q4 2008.  The increase from Q3 2009 was driven by the aforementioned Corporate items, and the decrease from Q4 2008 was primarily due to a $1.3 million decrease in bad debt expense.

●
Research and Engineering costs for Q4 2009 of $0.9 million were down from $2.1 million in Q3 2009 and down from $2.9 million in Q4 2008. The decrease from Q3 2009 and Q4 2008 is due to comparatively less research and engineering activity and our continued focus on reducing costs.

●
Other Income and Expense, excluding net interest, for Q4 2009 totaled an expense of $0.3 million, compared to expense of $1.0 million for Q3 2009 and income of $0.8 million in Q4 2008.  These fluctuations primarily relate to foreign exchange gains and losses.

●
Our effective tax rate for Q4 2009 was 38% compared to 77% in Q3 2009 and 42% in Q4 2008.  The decreased effective tax rate for Q4 2009 compared to Q3 2009 was primarily due to a $1.1 million charge recorded in Q3 as a result of filing our Canadian and U.S. tax returns.

Financial Condition

●
At December 31, 2009, cash and cash equivalents increased to $39.9 million from $20.6 million at December 31, 2008, while total debt decreased during the same period to $8.6 million from $49.6 million. Net debt1 was $29.0 million at December 31, 2008.  Our cash exceeded outstanding debt by $31.3 million and $11.9 million at December 31, 2009 and September 30, 2009, respectively. Subsequent to year-end, we paid the remaining $8.6 million of debt outstanding and are debt-free today.

●
Total capital expenditures were $3.6 million in Q4 2009, compared to $0.9 million in Q3 2009 and $21.9 million in Q4 2008.  Total capital expenditures for 2009 were $17.3 million. We project our total capital expenditures for 2010 to be between $20 million and $30 million, based on current market conditions.

________________________

1 Net debt, a non-GAAP measure, is calculated by subtracting cash and cash equivalents from the sum of long term debt plus the current portion of long term debt.

2009 Financial and Operating Highlights

Top Drives Segment

●
Top Drive revenue for 2009 was $224.9 million, a decrease of $116.5 million from $341.4 million in 2008, primarily due to a decline in the number of Top Drive units sold during the year, lower utilization of our rental fleet in 2009 and a decrease in our after-market sales and service activity.

●	Top Drive sales for 2009 were 90 units (79 new and 11 from the rental fleet). This compares to 137 units sold in 2008 (118 new and 19 from the rental fleet).
●	Operating days for the Top Drive rental fleet decreased to 18,218 in 2009 compared to 23,171 in 2008. This decrease was primarily due to the worldwide decline in operating rig count during 2009.
●
Our Top Drive Operating income decreased to $49.5 million, a decrease of $57.3 million as compared to $106.8 million in 2008, primarily due to margin erosion in our service lines resulting from pricing pressures, a decrease in the number of Top Drive units sold, a $5.4 million inventory adjustment, a $3.8 million accrual for litigation reserves and $1.3 million in severance costs, partially offset by a $1.3 million gain on the sale of a facility in Canada.

Tubular Services Segment

●
Tubular Services revenue was $118.3 million for 2009, a decrease of $48.2 million from revenue of $166.5 million in 2008, primarily due to declining industry operating conditions during the year and the related drop in operating rig count, particularly in North America.

●
For 2009, we completed 2,554 proprietary casing running jobs compared to 1,971 in 2008, an increase of 30%. While the number of jobs performed increased, revenues per job were negatively impacted by pricing pressures resulting from increased competition for available casing activity and the mix in type of casing jobs completed.

●
Operating Loss for 2009 from Tubular Services was $2.9 million, a decrease of $25.4 million from operating income of $22.5 million in 2008, primarily due to decreased revenues and depressed margins resulting from pricing pressures, a $1.8 million impairment charge on assets held for sale, a $2.0 million inventory adjustment and severance costs of $0.4 million.

CASING DRILLINGTM Segment

●
CASING DRILLINGTM revenue for 2009 was $13.3 million in 2009, a decrease of $13.7 million, or 51%, from $27.0 million in 2008. This decrease is primarily due to a decline in available work, particularly in Latin America and the U.S., in connection with industry operating conditions.

●
Operating loss in our CASING DRILLINGTM segment for 2009 was $21.0 million, compared to $12.6 million in 2008.  The increase in the loss is primarily due to a $7.0 million inventory adjustment, a $1.8 million impairment on fixed assets held for sale, a $0.5 million loss on the sale of certain operating assets and severance costs of $0.2 million, partially offset by reduced management and overhead expenses.

Other Segments and Expenses

●
Corporate costs for 2009 totaled $33.0 million, compared to $30.9 million in 2008. This increase was primarily due to a $2.2 million litigation settlement and $1.4 million in severance costs, partially offset by a $1.5 million decrease in marketing expenses during the current year.  Total Selling, General and Administrative costs in 2009 were $43.7 million compared to $49.1 million in 2008.  The decrease is primarily due to a $4.0 million decrease in compensation costs and a $3.7 million decrease in bad debt expense, partially offset by a $2.2 million increase in litigation settlement costs.

●
Research and Engineering costs for 2009 of $7.4 million were down from $11.0 million in 2008 primarily due to comparatively less research and engineering activity and our focus on reducing costs during 2009.

●
Our effective tax rate for 2009 was 70% compared to 30% in 2008.  The 2009 effective tax rate reflects the recognition of a $4.5 million tax benefit associated with a change in Canadian tax law that occurred during the first quarter of 2009.

________________

Explanatory Note:  As separately reported on our Form 8-K filed on February 25, 2010, we are currently amending our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009.  The financial results for all prior periods presented herein have been adjusted to reflect such revisions.

Conference Call

The Company will conduct a conference call to discuss its results for the fourth quarter and full year 2009 tomorrow (Friday, February 26, 2010) at 10:00 a.m. CST.  Individuals who wish to participate in the conference call should dial US/Canada (866) 433-0163 or International (973) 638-3066 approximately five to ten minutes prior to the scheduled start time of the call. The conference ID for this call is 56365481.  The conference call and all questions and answers will be recorded and made available until March 26, 2010. To listen to the recording, call (800) 642-1687 or (706) 645-9291 and enter conference ID 56365481. The conference call will be webcast live as well as for on-demand listening at the Company's web site, www.tescocorp.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site.

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company’s strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States and Canada. TESCO CASING DRILLING® is a registered mark in the United States. CASING DRILLING® is a registered mark in Canada and CASING DRILLING™ is a trademark in the United States. Casing Drive System™, CDS™, Multiple Control Line Running System™ and MCLRS™ are trademarks in the United States and Canada.

For further information please contact:
Julio Quintana (713) 359-7000
Bob Kayl  (713) 359-7000
Tesco Corporation

Non-GAAP Measures - Adjusted EBITDA (as defined below) (a)

(in millions of U.S. $)	Quarter 4		Quarter 3	Year Ended December 31
	2009	2008	2009	2009	2008
Net (Loss) Income under U.S. GAAP	$(9.0)	$9.7	$0.4	$(5.3)	$49.9
Income Taxes	(5.5)	7.2	1.3	(12.3)	20.8
Depreciation and Amortization	9.5	8.7	8.8	36.7	33. 3
Net Interest (income) expense	0.3	1.0	(0.3)	0.9	4.2
Stock Compensation Expense- non-cash	1.4	0.9	0.3	4.4	6.3
Impairment of Inventory and Assets- non-cash	16.2	––	––	18.0	––
Adjusted EBITDA	$12.9	$27.5	$10.5	$42.4	$114.5

(a)	Adjusted. See Explanatory Note on page 6.

Our management reports our financial statements in accordance with U.S. GAAP but evaluates Company performance based on non-GAAP measures, of which a primary performance measure is Adjusted EBITDA. Adjusted EBITDA consists of earnings (net income or loss) available to common stockholders before interest expense, income tax expense, non-cash stock compensation, non-cash impairments, depreciation and amortization and other non-cash items. This measure may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

▪
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as net interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

▪
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest) and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

▪
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

Our management uses Adjusted EBITDA:

▪
as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

▪	as one method we use to evaluate potential acquisitions;
▪	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management;
▪	to assess compliance with financial ratios and covenants included in our credit agreements; and
▪	in communications with investors, analysts, lenders, and others concerning our financial performance.

Caution Regarding Forward-Looking Information; Risk Factors

This press release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as “anticipate”, “believe”, “expect”, “plan”, “intend”, “forecast”, “target”, “project”, “may”, “will”, “should”, “could”, “estimate”, “predict” or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this press release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of our products and services, other risks inherent in the drilling services industry (e.g. operational risks, potential delays or changes in customers’ exploration or development projects or capital expenditures, the uncertainty of estimates and projections relating to levels of rental activities, uncertainty of estimates and projections of costs and expenses, risks in conducting foreign operations, the consolidation of our customers, and intense competition in our industry),  risks, including litigation, associated with our intellectual property and with the performance of our technology. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available at www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and at www.tescocorp.com.

The risks included here are not exhaustive. Refer to “Part I, Item 1A – Risk Factors” in our annual report on Form 10-K to be filed for the year ended December 31, 2009 and “Part II, Item 1A – Risk Factors” in our quarterly report on Form 10-Q filed for the quarter ended September 30, 2009 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION
(Millions of U.S. Dollars, except share and per share information)

COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
	(unaudited)

REVENUE	$85.3	$139.4	$356.5	$534.9

OPERATING EXPENSES
Cost of Sales and Services	88.5	108.2	320.2	400.0
Selling, General and Administrative	9.8	11.2	43.7	49.1
Research and Engineering	0.9	2.9	7.4	11.0
	99.2	122.3	371.3	460.1
OPERATING INCOME (LOSS)	(13.9)	17.1	(14.8)	74.8
Interest (Income) Expense, net	0.3	1.0	0.9	4.2
Other Expense, net	0.3	(0.8)	1.9	(0.1)
INCOME (LOSS) INCOME BEFORE INCOME TAXES	(14.5)	16.9	(17.6)	70.7
Income taxes	(5.5)	7.2	(12.3)	20.8

NET (LOSS) INCOME	$(9.0)	$9.7	$(5.3)	$49.9

(Loss) Earnings per share:
Basic	$(0.24)	$0.26	$(0.14)	$1.34
Diluted	$(0.24)	$0.26	$(0.14)	$1.32
Weighted average number of shares:
Basic	37,688,814	37,508,940	37,597,668	37,221,495
Diluted	37,688,814	38,130,859	37,597,668	37,832,554

CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31, 2009	December 31, 2008

ASSETS
Cash and Cash Equivalents	$39.9	$20.6
Accounts Receivable, net	54.0	97.7
Inventories	74.3	95.2
Other Current Assets	43.6	30.7
Current Assets	211.8	244.2
Property, Plant and Equipment, net	183.0	209.0
Goodwill	29.4	28.7
Other Assets	18.4	17.9
	$442.6	$499.8
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Maturities of Long Term Debt	$-	$10.2
Accounts Payable	16.0	38.9
Accrued and Other Current Liabilities	43.3	51.2
Current Liabilities	59.3	100.3
Long Term Debt	8.6	39.4
Deferred Income Taxes	12.5	8.2
Shareholders' Equity	362.2	351.9
	$442.6	$499.8